   As filed with the Securities and Exchange Commission on February 17, 1999
                                                     Registration No.
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           ------------------------

                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                          --------------------------

                          GLOBAL SOURCING GROUP, INC.

                       ---------------------------------
            (Exact Name of registrant as specified in its charter)

           Delaware                    52-2068992                     3540
-------------------------------  ----------------------  -------------------------------
(State or other jurisdiction of    (I.R.S. Employer            (Primary Standard
incorporation or organization)   Identification Number)  Industrial Classification Code)

                             ---------------------
                    1111 Rancho Conejo Boulevard, Suite 202
                        Newbury Park, California 91320
                                 805/375-6060
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                           Rafael Littaua, President
                    1111 Rancho Conejo Boulevard, Suite 202
                        Newbury Park, California 91320
                                 805/375-6060
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

            Copies to:   Cassidy & Associates, 1504 R Street, N.W.
                     Washington, D.C. 20009, 202/387-5400

       Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.   /  /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

=============================================================================================================
Title of Each Class of                    Amount to be  Proposed Maximum   Proposed Maximum     Amount of
Securities to be Registered                Registered       Offering          Aggregate        Registration
                                                         Price Per Share    Offering Price      Fee (1)(2)
-------------------------------------------------------------------------------------------------------------
Common Stock held by Selling                 2,637,736          $.029 (1)          $ 76,494       $ 21.00
Securityholders
-------------------------------------------------------------------------------------------------------------
Common Stock Purchase Warrants held by       1,000,000                NA                 NA            NA
Selling Securityholders
-------------------------------------------------------------------------------------------------------------
Shares of Common Stock underlying            1,000,000          $   0.75           $750,000       $209.00
Common Stock Purchase Warrants
=============================================================================================================
TOTAL                                                                              $776,377       $230.00
=============================================================================================================

(1) There is no current market for the securities. The value of the Shares being registered is based upon the book value of the Company Stock ($0.029 per share).
(2) Estimated solely for the purpose of calculating the registration fee based on Rule 457(f)(2).
(3)  Paid by electronic transfer.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.


     The information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

PROSPECTUS                              Subject to Completion, Dated  ____, 1999

                          GLOBAL SOURCING GROUP, INC.

                2,637,736 Shares of Common Stock to be Sold by
                  the Holders thereof; 1,000,000 Warrants and 1,000,000 Shares of Common Stock underlying such Warrants to be Sold by the Holders thereof.


     The Registration Statement of which this Prospectus forms a part relates to the offer and sale of certain securities of Global Sourcing Group, Inc., a Delaware Corporation (the "Company") by the holders thereof (the "Selling Securityholders") consisting of (i) 2,637,736 shares (the "Shares") of the Company's common stock, par value $.0001 per share (the "Common Stock")
(ii) 1,000,000 warrants (the "Warrants") and 1,000,000 shares of common stock underlying the Warrants. The Shares, Warrants and Common Stock underlying the Warrants are hereinafter collectively referred to as the "Securities". All costs incurred in the registration of the Securities are being borne by the Company.

     The Company is a direct marketer and wholesaler of specialty power tools under its brand name "Great Tools Direct". The Company buys specialty power tools from Chinese tool manufacturers, and merchandises the tools through advertisements in trade magazines, direct mailing and its Internet site. Consumers of specialty power tools can order the Company's Great Tools Direct products through the Company's toll free number or over the Internet. The Company also sells its product to retail stores and a mail order catalog company.

     The Company has limited operations and revenues and limited capital. Prior to the Company's offering of the Securities as described herein, there has been no public market for the Common Stock of the Company or the Warrants and there are no assurances that a public market will develop following completion of this Offering or that, if any such market does develop, it will be sustained.

     The Warrants may be transferred immediately upon the effective date (the "Effective Date") of the registration statement of which this Prospectus forms a
part (the "Registration Statement).   Each  Warrant allows the holder thereof to
purchase one share of Common Stock at an exercise price of $0.75 for the 12 months subsequent to the Effective Date or at an exercise price of $1.00 for the six months thereafter.

     The Securities will become tradeable on the Effective Date. Sales of the Securities being offered by Selling Securityholders, or even the potential of such sales, may likely have an adverse effect on the market prices of the Securities of the Company. The Selling Securityholders will receive the proceeds from the sale of the Securities being offered by them. The Company will not receive any of the proceeds from such sales. The Selling Securityholders, directly or through agents, dealers or representatives to be designated from time to time, may sell their Securities on terms to be determined at the time of sale. See "PLAN OF DISTRIBUTION." The Selling Securityholders reserve the sole right to accept or reject, in whole or in part, any proposed purchase of the Selling Securityholders' Securities being offered by them pursuant hereto.

     THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" CONTAINED IN THIS PROSPECTUS BEGINNING ON PAGE 5.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SECURITIES DESCRIBED HEREIN ARE OFFERED BY THE SELLING SHAREHOLDERS SUBJECT TO PRIOR SALE, WITHDRAWAL, CANCELLATION OR MODIFICATION OF THE OFFERING, WITHOUT NOTICE. IN ADDITION, THE RIGHT IS RESERVED TO CANCEL ANY CONFIRMATION OF SALE EVEN IF THE PURCHASE PRICE HAS BEEN PAID, IF IN THE OPINION OF THE COMPANY OR ANY PARTICIPATING BROKER-DEALER, COMPLETION OF SUCH SALE WOULD VIOLATE FEDERAL OR STATE SECURITIES LAWS OR A RULE OR POLICY OF THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC.

     FOLLOWING THE COMPLETION OF THIS OFFERING, CERTAIN BROKER-DEALERS MAY BE THE PRINCIPAL MARKET MAKERS FOR THE SECURITIES OFFERED HEREBY. UNDER THESE CIRCUMSTANCES, THE MARKET BID AND ASKED PRICES FOR THE SECURITIES MAY BE SIGNIFICANTLY INFLUENCED BY DECISIONS OF THE MARKET MAKERS TO BUY OR SELL THE SECURITIES FOR THEIR OWN ACCOUNT. NO ASSURANCE CAN BE GIVEN THAT ANY MARKETMAKING ACTIVITIES OF THE MARKET MAKERS, IF COMMENCED, WILL BE CONTINUED.

     FOR A PERIOD OF AT LEAST ONE YEAR FOLLOWING CLOSING OF THIS OFFERING, THE COMPANY WILL BE REQUIRED BY THE SECURITIES EXCHANGE ACT OF 1934 TO FILE PERIODIC REPORTS AND OTHER INFORMATION WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH MATERIAL MAY BE INSPECTED AT THE COMMISSION'S PRINCIPAL OFFICES AT JUDICIARY PLAZA, 450 FIFTH STREET, N.W. WASHINGTON, D.C. 20459 WHERE COPIES MAY BE OBTAINED ON PAYMENT OF CERTAIN FEES PRESCRIBED BY THE COMMISSION OR AT ITS WEB SITE HTTP://WWW.SEC.GOV. THE COMPANY WILL FURNISH TO HOLDERS OF ITS COMMON STOCK ANNUAL REPORTS CONTAINING AUDITED FINANCIAL STATEMENTS EXAMINED AND REPORTED UPON, AND WITH AN OPINION EXPRESSED BY AN INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT. THE COMPANY MAY ISSUE OTHER UNAUDITED INTERIM REPORTS TO ITS SHAREHOLDERS AS IT DEEMS APPROPRIATE.

     CERTAIN SECURITIES HEREIN ARE TRANSFERRABLE WARRANTS. IT IS POSSIBLE THAT THE WARRANTS MAY BE ACQUIRED BY PERSONS RESIDING IN STATES WHERE THE COMPANY IS UNABLE TO QUALIFY THE SHARES OF COMMON STOCK UNDERLYING THE WARRANTS FOR SALE UPON EXERCISE. WARRANTHOLDERS IN THOSE STATES WOULD HAVE NO CHOICE BUT TO ATTEMPT TO SELL THEIR WARRANTS OR LET THEM EXPIRE UNEXERCISED. IT IS ALSO POSSIBLE THAT THE COMPANY MAY BE UNABLE, FOR UNFORESEEN REASONS, TO CAUSE A REGISTRATION STATEMENT COVERING THE SHARES UNDERLYING THE WARRANTS TO BE IN EFFECT WHEN THE WARRANTS ARE EXERCISABLE. IN THAT EVENT, THE WARRANTS MAY EXPIRE UNLESS EXTENDED BY THE COMPANY AS PERMITTED BY THE WARRANTS BECAUSE A REGISTRATION STATEMENT MUST BE IN EFFECT IN ORDER FOR WARRANTHOLDERS TO EXERCISE THEIR WARRANTS.

                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to and should be read in conjunction with more detailed information and financial data (including any financial statements and the notes thereto) appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety, including the financial data.

The Company

     Global Sourcing Group, Inc. (the "Company"), incorporated under the laws of Delaware, was formed through a merger on June 30, 1998 between its predecessor Global Sourcing Group, L.L.C., a limited liability company incorporated under the laws of California, and Penrith Acquisition Corporation, a newly formed Delaware corporation. The surviving corporation was renamed Global Sourcing Group, Inc.

     The Company sells specialty power tools under the Great Tools Direct label to department stores and a mail order catalog company. All of the products offered by the Company are manufactured in China and labeled under the Company's Great Tools Direct brand name. The Company offers a variety of products consisting of approximately 90 different models of power tools, grinders, sanders and miscellaneous power tool accessories.

     The Company also markets its products through advertisements in various consumer publications including Popular Mechanics, American Woodworker, Wood Magazine, Popular Woodworker and American How To. The Company's customers are users of specialty power tools including carpenters, plumbers, electricians and other repair professionals and hobbyists. The Company also markets its products on its Web page on the Internet.

The Offering

     The Company is not offering any shares for sale. The Securities offered by the Selling Securityholders consist of (i) 2,637,736 shares of Common Stock
(ii) 1,000,000 Warrants and (iii) 1,000,000 shares of Common Stock underlying such Warrants. The Selling Securityholders' Shares of Common Stock offered herein (without giving effect to the exercise of any Warrants) constitute approximately 37% of the outstanding Common Stock of the Company.

Trading Market

     The Company intends to initially apply for admission to quotation of its securities on the NASD OTC Bulletin Board and to apply for listing on the Nasdaq SmallCap Market when, and if, it qualifies for such admission. However, there can be no assurance that its Securities will be listed on any such exchange.
See "RISK FACTORS--No Current Trading Market for the Company's Securities" and "DESCRIPTION OF SECURITIES--Admission to Quotation to Nasdaq SmallCap Market and NASD OTC Bulletin Board".

Risk Factors

     There are substantial risk factors involved in investment in the Company. Investment in the Company is speculative and no assurances can be made of any return to investors. See "CERTAIN RISK FACTORS"

Use of Proceeds

     The Company will not receive any proceeds from the sale of the Securities offered herein.

Offered By

     The Selling Securityholders are offering the Securities through their own effort and, possibly, through one or more broker-dealers who are member firms on the NASD, Inc. If used, broker-dealers may receive a selling commission of the proceeds from the sale of the Securities. No selling commission will be paid to any officer or director of the Company.

Transfer Agent

     The Company has yet to retain a transfer agent for the Securities.

                            Selected Financial Data

     The Company is providing the following selected financial data to aid investors in their analysis of this potential investment. This information was derived from (1) the Company's 1997 and 1996 historical financials statements and (2) the Company's internally prepared unaudited financials statements for the period ended September 30, 1998. The financial statements as of December 31, 1997 and 1996 with the notes thereto and the related reports of Singer Lewak Greenbaum & Goldstein LLP, independent certified public accountants, together with the Company's internally prepared unaudited financial statements for the period ended September 30, 1998 are included elsewhere in the Prospectus. The Company' unaudited financial statements, in the opinion of management, include all adjustments (consisting normal recurring adjustments) necessary for a fair presentation of the Company's financial position and results of operations for the unaudited interim period. The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements and related notes thereto included elsewhere in the prospectus.

                                      At September 30,  At December 31,   At December 31
                                      ----------------  ----------------  ---------------
                                            1998             1997             1996
                                      ----------------  ----------------  ---------------
                                        (unaudited)
Balance Sheet Data:
------------------
Current assets                           $1,155,966         256,802          284,068
Total Assets                             $1,175,296         286,453          309,468
Total Current Liabilities                   199,244         299,673          139,141
Long-term debt                              949,808              --               --
Stockholders' equity (deficit)               26,245         (13,220)         170,327

                                             Nine Months Ended                At December 31
                                                September 30                  --------------
                                           1998             1997             1997         1996
                                        ----------        ---------       ----------   ---------
                                                (Unaudited)
Income Statement Data:
---------------------
Net Sales                                  851,910        1,410,189       $1,526,464   1,368,136
Cost of Sales                              540,080          813,903          701,330     691,959
Net income (loss)                           39,465          (19,328)        (138,578)    107,276

     The selected financial data above is a summary only and has been derived from and is qualified in its entirety by reference to the Company's financial statements and the report related thereto of Singer, Lewak Greenbaum & Goldstein LLP, Certified Public Accountants, included elsewhere in this Prospectus. See "EXPERTS" and "FINANCIAL STATEMENTS."

                                 RISK FACTORS

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE IN NATURE AND INVOLVE A HIGH DEGREE OF RISK. THEREFORE, EACH PROSPECTIVE INVESTOR SHOULD, PRIOR TO PURCHASE, CONSIDER VERY CAREFULLY THE FOLLOWING RISK FACTORS, AS WELL AS ALL OF THE OTHER INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS AND THE INFORMATION CONTAINED IN THE FINANCIAL STATEMENTS, INCLUDING ALL NOTES THERETO.

Limited Operating History

     The Company, whose predecessor was incorporated in California as a limited liability company in 1996, has a limited operating history. The likelihood of the success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with a new business and the competitive environment in which the Company operates. No assurance can be given that the operations of the Company will result in any revenues or that the Company will be profitable. There is little operating history on which to determine if management will sustain product quality, adjust to product cycle or whether consumers may tire of existing products or the Company will increase or retain its customer base. See "BUSINESS."

Operating At a Loss

     The Company has been operating for two years and in 1997 it operated at a cash deficit. The Company has not achieved its planned level of operations or realized significant revenues and it has incurred losses and it may continue to incur losses. A substantial portion of the Company's operating loss during the 1997 fiscal year resulted from an increase in operating costs triggered by an increase in advertisements and promotions conducted by the Company in 1997. The Company has been covering it losses with the personal funding of Rafael Littaua, the Chief Executive Officer, President and a director of the Company. There are no assurances that the Company will not continue operating at a net loss in the future.

Source of Supply

     Since 1996, the Company has been operating pursuant to an oral agreement with Shanghai Tehao Company ("Tehao"), a manufacturer located in Shanghai, China, which manufactures 70% of the products sold by the Company. Tehao has been financing the Company's inventory with up to US$1,000,000 and it has granted the Company certain guarantees that the price per product to the Company will be at least ten percent less than what Tehao charges other marketers of
power tools in the United States.   In exchange, Tehao receives a percentage of
profits from the wholesale sales by the Company. While the Company anticipates that it will continue operating under the oral agreement, it entered into a written joint venture agreement with Tehao in May, 1998. The Company entered into this joint venture to assure it could finance a large single order of its products. The Company anticipates that it will begin operating under this joint venture agreement if the Company requires a large single shipment of product on credit.

     The joint venture is to last through June 30, 2003 or dissolution by mutual agreement of the parties. Under the agreement, Tehao agreed to contribute $500,000 worth of tools as its investment of capital into the joint venture. Under both the joint venture and the oral agreement, the Company has agreed to pay for the advertising, purchasing, design, marketing, overhead and the cost of shipping the power tools to the United States. Tehao has also agreed that it will sell all products covered by the joint venture agreement to the Company for at least ten percent below the lowest United States landed cost Tehao charges to any other purchasers who sell the products either directly or indirectly in the United States.

     Under both the oral agreement and joint venture, Tehao and the Company divide the net profits annually with 51% of the net profits allocated to the Company and 49% of the net profits allocated to Tehao. Although not expressly defined in the joint venture agreement, the Company believes net profits means revenue remaining after deduction from gross revenues the cost of the product the Company pays Tehao and all costs associated with selling the product including advertising, design, marketing, overhead, shipping, and duties. Over the course of its relationship with Tehao, Tehao has received over $900,000 in shared profits and the Company is current on all bills owed to Teaho.

     Both the Company and Tehao will indemnify and hold harmless each other from any and all expense and liability resulting from or arising out of any misconduct on either company's part to the extent that the amount exceeds the applicable insurance carried by the joint venture. Both companies also agree that any disputes under the joint venture will be settled by the Courts of California.

     Tehao could decide to end the relationship with the Company for any reason. Tehao could stop supplying tools under the oral agreement or choose not to participate in the joint venture agreement. Although the Company believes that its relations with Tehao are good, as the Company's major source of product, the loss of this supplier or the shortage or loss of any significant product line could adversely affect the Company's ability to supply customers and, as a result, could have a material adverse effect on the Company's operating results.

Managing Anticipated Growth

     Until recently, the Company derived almost all of it revenues from its direct marketing distribution, however, the Company now derives most of its revenues from sales to wholesalers. Wholesale distribution is distinct from direct marketing because it involves selling product to large retailers and cataloguers. Rather than shipping one item at a time as is the practice in direct marketing, wholesale distribution requires that the Company ship large
amounts of product in a limited time period.   Because the Company has limited
capital, it has entered into an agreement with Tehao to finance these larger transactions in exchange for the Company sharing profits with Tehao. Expansion of the Company's business into the wholesale arena may significantly increase the Company's overhead costs which may not be necessarily recovered by revenues from increased sales. While the Company believes the agreement it has with Tehao is necessary for its growth strategy, there are no assurances that the Company has properly accounted for the increases in customer support, marketing, sales and other overhead costs which may accompany growth into wholesale distribution. If the Company did not accurately account for the cost of growth when negotiating its agreement with Tehao, its operating profits may be adversely effected. See "BUSINESS - AGREEMENT WITH TEHAO".

Overseas Transactions

     The Company is subject to the risks of obtaining products abroad, including adverse fluctuations in currency exchange rates, increases in import duties, decreases in quotas, increased customs regulations and political turmoil. Because the Company's suppliers manufacture products in China, the following risks relating to operations in China could adversely effect the Company's supplier and consequently could have material adverse effect on the Company's revenues.

     Most Favored Nation Trading Status. The United States Congress annually considers the renewal of most favored nation trading status, which currently is in place for China. However, in the future the Congress may attach conditions to the renewal of such status which China may decline, or be unable, to meet. Most favored nation trading status allows countries to export goods at favorable tariff rates. In 1994, President Clinton announced that such favored nation status would no longer be linked to China's achievement of overall progress in the area of human rights. Prior to this announcement, renewal of such status had been contingent on the achievement of such progress. There can be no assurance that renewal of such status in the future will not be linked to human rights issues or other requirements or that, notwithstanding continuing Presidential support for such status, Congress, for any reason in the future, will not deny such status beyond the President's ability to veto such denial. Revocation or conditional extension by the United States of China's most favored nation trading status could increase the cost of importing the Company's product from Tehao because a higher tariff would be imposed. Consequently, the Company's profitability could be materially effected.

     Internal Political Risks. The Company's interests may be adversely affected by China's political environment. China is a socialist state which since 1949 has been, and is expected to continue to be, controlled by the Communist Party of China. Changes in the political leadership of the Chinese government may have a significant impact on policy and the political and economic environment in China. Moreover, economic reforms and growth in China have been more successful in certain provinces than in others, and the continuation or increase of such disparities could affect political or social stability.

     Government Control Over Economy. China only recently has permitted greater provincial and local economic autonomy and private economic activities, and the government of China has exercised and continues to exercise substantial control over virtually every section of the Chinese economy through regulation and state ownership. Accordingly, government actions in the future, including any decision not to continue to support the economic reform program that commenced in the late 1970's and possibly to return to the more centrally-planned economy that existed prior thereto, could have a significant effect on economic conditions in China and on the operations of the Company's supplier.

     Inflation. Over the last few years, China's economy has registered a high growth rate and there have been recent indications that rates of inflation have increased. In response, the Chinese government has taken measures to curb the excessive expansion of the economy. These measures have included devaluations of the Chinese currency, the Renminbi, restrictions on the availability of domestic credit and limited recentralization of the approval process for purchases of some foreign products. There can be no assurance that these austerity measures alone will succeed in slowing down the economy's excessive expansion or control inflation, nor that they will not result in severe dislocations in the Chinese economy in general. To further combat inflation, the Chinese government may adopt additional measures, including the establishment of freezes or restraints on certain projects or markets, which may have an adverse effect on the Company's supplier's operations.

     Legal System. China' legal system is a civil law system which is based on written statutes and in which decided legal cases have little precedential value. China does not have a well developed, consolidated body of laws governing foreign agreements. As a result, the administration of laws and regulations by government agencies may be subject to considerable discretion.
As the legal system in China develops, foreign business entities may be adversely affected by new laws, changes to existing laws, and preemption of provincial or local laws by national laws. In circumstances where adequate laws exist, it may not be possible to obtain swift and equitable enforcement thereof.

Government Regulations

     The Company labels and markets its products under the brand name Great Tools Direct. Government regulations regarding labeling and the marketing and distribution of the Company's products could adversely affect the performance of the Company. More stringent government limitations on products could impact the Company's ability to market and distribute its products to its customers. Any Government regulation necessitating that manufacturers place safety or other devices on its product might increase the cost of manufacturing the product and materially effect the Company's profitability.

Intellectual Property Matters

     The Company believes that a large portion of success relies on the goodwill it has created in its "Great Tools Direct" brand name. The Company has not filed an application with the United States Patent and Trademark Office for protection for the Great Tools Direct brand name nor is there assurance that the Company will ever be issued trademark registration. The Company has conducted a trademark search on the label Great Tools Direct which did not result in the discovery on any other commercial entity using the Great Tools Direct or a substantially similar label in the United States. The Company decided that it could better use its limited capital in advertising and other expenses rather than investing in protecting its Great Tools Direct brand name.

     There is also no assurance that any of the Company's rights in protecting its brand name will be enforceable, even if registered, against any prior users of a similar name or competitors of the Company who seek to utilize a similar name in areas where the Company operates. The failure to enforce any of the Company's rights could have the effect of reducing the Company's ability to capitalize on the goodwill associated with the brand name Great Tools Direct.
It is also possible that the Company will encounter claims from prior users of a similar name in areas where the Company operates thereby causing the Company to pay damages to a prior user.

Dependence on Centralized Systems

     Because the Company takes all of its orders through its Thousand Oaks, California offices, any disruption to the telephone service in the Thousand Oaks offices might adversely effect the ability of the Company to accept orders. Also, a substantial electrical or communications link outage, fire, flood, earthquake or other natural disaster might damage either the Company's computer system it uses to manage the ordering, inventory management, and delivery functions or the customer database it uses for marketing purposes. If either the computer system or database were damaged, the Company's operations might be adversely effected.

Dependence on Major Customers

     Three customers account for 65% of the Company's revenues. If the Company lost any of these three customers its operating revenues would be materially impacted.

Computer Systems Redesigned for Year 2000

     Many existing computer programs use only two digits to identify a year in such program's date field. These programs were designed and developed without consideration of the impact of the change in the century for which four digits will be required to accurately report the date. If not corrected, many computer applications could fail or create erroneous results by or following the year 2000. Many of the computer programs containing such date language problems have been corrected by the companies or governments operating such programs.
Although none of the Company's systems are effected by this problem, the Company could be impacted by the failure of other companies to timely correct their computer systems. The Company's operations are dependent on the Internet, the telephone system, and delivery systems. If any of these systems become inoperational the Company will be directly and significantly effected.

Impact of Increased Shipping and Postage Costs

     Shipping and postage are significant expenses in the operation of the Company's business. The Company ships its products to customers generally by United Parcel Service. There can be no assurance that the Company will be able to pass on any significant shipping cost increases to its customers. Additionally, strike or other service interruptions by shippers could adversely affect the Company's ability to market or deliver product on a timely basis. Any additional increases in shipping or postal costs could have an adverse effect on the Company's operating results.

General Economic Conditions

     Periods of sustained slow economic growth or future economic recessions may have a material adverse effect on the Company. The Company's customers include smaller home repair and improvement contractors, retail stores and a catalog company and the Company may be affected by prolonged economic downturns or significant declines in consumer spending.

     The Company predicates its success on achieving certain economies of scale. In order to be able to fund its future growth, the Company has to reach a certain level of sales. The future profitability of the Company may be dependent on increasing sales, higher efficiency and lower costs. The Company, for a variety of reasons, may prove incapable of achieving and sustaining these goals.

Reliance on Key Management

     The Company's success is dependent upon the experience and ability of Rafael Littaua, the President and Chief Executive Officer of the Company. All decisions with respect to the daily operations of the Company will be made by Management. The Company has not entered into an employment agreement or other understanding with any key executive or obtained any "key man" life insurance on any officer's life. The loss of the services of a key executive could have a material adverse effect on the Company's ability to successfully achieve its business objectives.

Direct Marketing Strategy

     The Company's products are marketed in part by advertisements in trade magazines, and selling directly to customers over the telephone and through its Internet Web site. Accordingly, the Company is dependent in part on the continued growth of direct distribution channels in which to sell its products and services. There can be no assurance that the Company's direct marketing channels will experience growth or even be maintained at current levels or that the larger manufacturers who currently sell products through traditional market channels will not enter the direct market industry and gain some of the Company's market share.

Delays in Delivery

     The Company's success depends on its ability to deliver tools to its customers promptly after receipt of customers' orders. Failure of the Company to successfully compete with its competitors' ability to deliver tools promptly could have a material adverse effect on the Company's revenues. The Company imports all of its tools from China while many of its competitors' products are manufactured domestically. There is no assurance that the Company will not be at a competitive disadvantage due to delays in delivery from China that may occur more frequently than delays from United States produced power tools.

Reduced Profits in Sales Through Other Distribution Channels

     As the Company seeks to expand its market share and brand recognition, the Company has increasingly utilized the wholesale distribution channels. The Company expects that any material increase in sales through indirect distribution channels as a percentage of total revenues would reduce the Company's average selling prices and gross margins due to the lower unit prices that are typically charged when selling through indirect channels. If the Company further expands its indirect distribution channels, there can be no assurance that the Company will be able to sell its products effectively or that it will be able to manage conflicts among its distribution channels. The inability to establish, manage or retain direct and indirect distribution channels, or the Company's inability to penetrate other market segments, could materially adversely affect the Company.

Competition from Other More Established Entities

     The market in which the Company competes is highly fragmented. The Company competes with retailers and direct marketers who sell merchandise over the Internet and through catalogs, including merchandise similar to that sold by the Company. Certain of the Company's competitors have greater financial resources than the Company. Increased competition by existing and future competitors could result in reductions in sales and pricing of Company products that could materially adversely affect the Company's profitability. Further, as the Company seeks to increase market penetration, its success will depend, in part, on its ability to gain market share from established competitors. Also some larger companies might engage in the practice of setting prices at a level that will not allow smaller competitors, such as the Company, to compete.

Risks of Strategic Alliances and Joint Ventures

     A substantial portion of the Company's operations currently relies on a strategic alliance and in the future may rely on the joint venture agreement between the Company and Tehao. The Company also relies on its contract with Shanghai Hitachi Power Tools ("Hitachi"). Investment in strategic alliance partnerships and joint ventures involve risk not otherwise present, including among other things, the risk of bankruptcy of the partner, the inability of the partner to undertake necessary financial obligations, the possible inconsistent business goals or interests of an alliance partner, or a possible conflict on business decisions or positions. If any of these events occur, the Company could lose a supplier upon which it relies. There is no assurance that the Company would be able to fill its orders or that even if could fill orders that it would only be able to do so on a timely basis if it lost one of its suppliers. If the Company is unable or late in filling orders, its revenues could be materially impacted.

Product Liability and Insurance

     The Company merchandises power tools. Because of the possibility of injury resulting from operating power tools, the Company may be subject to product liability claims from consumers. The Company maintains product liability insurance with a limit of $2,000,000. There can be no assurance that this insurance will be sufficient to cover potential claims or that adequate levels of coverage will be available in the future at a reasonable cost. While no product liability claims have been alleged against the Company since its inception, any partially or completely successful claim in the future against the Company could materially impact the Company's financial condition and reputation.

Integration of Prospective Acquisitions

      An element of the Company's future growth strategy may include a plan to pursue selected acquisitions that either expand or complement its business in new or existing markets. There can be no assurance that in the future the Company will be able to identify and to acquire acceptable candidates on terms favorable to the Company's growth strategy. The failure to complete or successfully integrate prospective acquisitions may have an adverse impact on the Company's growth strategy. The Company is not currently a party to any oral or written acquisition agreement or engaged in any negotiations with respect to any material acquisition candidate.

Continuing Control by Present Stockholders

     The number of outstanding shares of Common Stock will not change pursuant to this Offering, except with the exercise of the Warrants. Prior to the issuance of the Securities offered herein, officers, directors and affiliates of the Company owned 5,500,000 shares, 77%, of the Company's outstanding Common Stock. After sale of the Securities by the Selling Securityholders, including certain members of Management, Management will own 62.4% of the outstanding Common Stock of the Company assuming no exercise of the Warrants. Accordingly, such officers and directors are in a position to elect all of the Company's directors, to approve amendments to its Certificate of Incorporation, to authorize issuance of additional shares of stock, to award performance bonuses and other compensation arrangements and otherwise to direct the affairs of the Company. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT".

Possible Need for Additional Financing to Continue Operations

     The Company anticipates that the proceeds from earlier stock subscriptions, anticipated revenue from current operations, and the line of credit available from Gino International and Tehao will be sufficient to meet the Company's contemplated operating and capital requirements for approximately 12 months following the Effective Date. However, the Company's revenue from operations depend on numerous factors, including the rate of market acceptance of the Company's products, the Company's ability to maintain and expand its client base, the rate of expansion of the Company's products and the level of resources required to expand the Company's marketing and sales organization. The timing and amount of such capital requirements cannot accurately be predicted. If capital requirements vary materially from those currently anticipated, the Company may require financing sooner than expected. Other than its agreement with its supplier, the Company has no commitments for any financing, and there can be no assurance that any such commitments can be obtained on terms acceptable to the Company, if at all. The Company has been and anticipates in the future that additional required financing will be provided by Rafael Littaua, Chief Executive Officer, President and a director of the Company.
There is no assurance that Mr. Littaua will be willing or able to provide the Company financing. Any equity financing may be dilutive to the Company's stockholders, and debt financing, if available, may involve restrictive covenants with respect to dividends, raising future capital and other financial and operational matters. If the Company is unable to obtain financing as needed, the Company may be required to reduce the scope of its operations or its anticipated expansion, which could have a material adverse effect on the Company, as well as the market price of the Common Stock. See "BUSINESS."

Acquisition Financing; Additional Dilution

     The Company currently intends to finance some of its future acquisitions, if any, by using shares of the Company's Common Stock, Warrants, cash, borrowed funds or a combination thereof. If the Company's Common

Stock does not maintain a sufficient market value, the price of the Company's Common Stock is highly volatile, or potential acquisition candidates are otherwise unwilling to accept the Company's Common Stock as part of the consideration for the sale of their businesses, the Company may be required to use more of its cash resources or more borrowed funds in order to initiate and maintain its acquisitions program. Such limitations may cause the Company to rely more heavily on cash or borrowed funds to support its acquisition program. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital though debt or equity offerings. The Company may also enter into credit facilities with one or more lenders to obtain financing to be used in connection with future acquisitions. There can be no assurance that the Company, will be able to obtain such financing if and when it is needed or that any such financing will be available on terms it deems acceptable.

     The Company has authorized but unissued and unreserved shares of the Company's Common Stock which the Company will be able to issue in order to finance acquisitions without obtaining stockholder approval for such issuance. Existing shareholders may suffer dilution if the Company uses its Common Stock as consideration for future acquisitions. Moreover, the issuance of additional shares of Company Common Stock may have a negative impact on earnings per share and may negatively impact the market price of the Company's Common Stock if any trading market is then established.

Issuance of Future Securities May Dilute Investors Share Value

     The Certificate of Incorporation of the Company authorizes the issuance of a maximum of 100,000,000 shares of Common Stock, $.0001 par value and 20,000,000 shares of Preferred Stock, $.0001 par value. As of the date hereof there are 7,100,000 shares of Common Stock outstanding and no shares of Preferred Stock outstanding. The future issuance of all or part of the remaining authorized Common Stock may result in substantial dilution in the percentage of the Company's Common Stock held by the Company's then existing shareholders, including purchasers of the Securities offered herein. Moreover, any Common Stock issued in the future may be valued on an arbitrary basis by the Company. The issuance of the Company's Securities for future services or acquisitions or other corporate actions may have the effect of diluting the value of the Securities held by investors, and might have an adverse effect on any trading market, should a trading market develop for the Company's Common Stock. See "BUSINESS".

Potential Adverse Effects of Authorization of Preferred Stock

     The Company has not designated or issued any shares of its authorized shares of Preferred Stock. The Company may, without further action or vote by shareholders of the Company, designate and issue shares of Preferred Stock. The terms of any series of Preferred Stock, which may include priority claims to assets and dividends and special voting rights, could adversely affect the rights of holders of the Common Stock and thereby reduce the value of the Common Stock. The designation and issuance of Preferred Stock favorable to current management or shareholders could make the possible takeover of the Company or the removal of management of the Company more difficult and discourage hostile bids for control of the Company which might have provided shareholders with premiums for its Securities.

Resales of the Securities under State Securities Laws--The National Securities Market Improvement Act of 1996

     The National Securities Market Improvement Act of 1996 ("NMSIA") limits the authority of states to impose restrictions upon sales of securities made pursuant to Sections 4(1) and 4(3) of the Securities Act of 1933, as amended (the "Securities Act") of companies which file reports under Sections 13 or 15(d) of the Securities Exchange Act. Sales of the Securities in the secondary trading market by Selling Securityholders are expected to be made pursuant to
Section 4(1) (sales other than by an issuer, underwriter or broker). It is anticipated that following the Effective Date the Selling Securityholders' Securities will be eligible for resale in the secondary market.

No Current Trading Market for the Company's Securities

     There is currently no established public trading market for the Securities. No assurance can be given that an active trading market in the Company's securities will develop after completion of the Offering, or, if developed, that it will be sustained. No assurance can be given that the market price of the Company's securities will not fall below the initial sales price. The Company intends to apply for admission to quotation of the Securities on the NASD OTC Bulletin Board. If it should become qualified, of which there is no assurance, the Company intends to apply for listing on the Nasdaq SmallCap Market. See
"DESCRIPTION OF SECURITIES".   There can be no assurance that a regular trading
market for the Common Stock will develop or that, if developed, it will be sustained. There is no assurance that the Company will ever meet the requirements for admission to the Nasdaq SmallCap Market. Various factors, such as the Company's operating results, changes in laws, rules or regulations, general market fluctuations, changes in financial estimates by securities analysts and other factors may have a significant impact on the market price of the Securities. The market price for the securities of public companies often experience wide fluctuations which are not necessarily related to the operating performance of such public companies.

Limitation of Liability and Indemnification of Officers and Directors

     The Certificate of Incorporation and By-Laws of the Company provide that the Company shall indemnify its officers and directors against losses sustained or liabilities incurred which arise from any transaction in such officer's or director's respective managerial capacity unless such officer or director violates a duty of loyalty, did not act in good faith, engaged in intentional misconduct or knowingly violated the law, approved an improper dividend, or derived an improper benefit from the transaction. The Company's Certificate of Incorporation and By-Laws also provide for the indemnification by it of its officers and directors against any losses or liabilities incurred as a result of the manner in which such officers and directors operate the Company's business or conduct its internal affairs, provided that in connection with these activities they act in good faith and in a manner which they reasonably believe to be in, or not opposed to, the best interests of the Company, and their conduct does not constitute gross negligence, misconduct or breach of fiduciary obligations. See "MANAGEMENT--Indemnification of Officers, Directors, Employees, and Agents".

Penny Stock Regulation

     The Company's Common Stock may be considered "penny stocks". "Penny stocks" generally are equity securities with a price of less than $5.00 per share other than securities registered on certain national securities exchanges or quoted on the Nasdaq Stock Market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system, and are subject to certain additional rules. The penny stock rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prescribed by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the Company's securities. The foregoing required penny stock restrictions will apply to the Company's securities unless such securities maintain a market price of $5.00 or greater. There can be no assurance that the price of the Company's securities will achieve or be maintained at such a level.

Additional Securities Entering Public Market without Additional Capital Pursuant to Rule 144

     All the issued and outstanding shares of the Company other than those registered herein to the extent not sold or transferred pursuant to this Offering, are "restricted securities" as such term is defined in Rule 144 ("Rule 144") of the General Rules and Regulations of the Securities and Exchange Commission (the "Rules") promulgated under the Securities Act. In general, under Rule 144, if adequate public information is available with respect to a company, a person who has satisfied a one-year holding period as to his restricted securities or an affiliate who holds unrestricted securities may sell, within any three month period, a number of that company's shares that does not exceed the greater of one percent of the then outstanding shares of the class of securities being sold or, if the securities are then listed on the Nasdaq SmallCap market or an exchange the average weekly trading volume during the four calendar weeks prior to such sale. Sales of restricted securities by a person who is not an affiliate of the Company (as defined in the Securities Act) and who has satisfied a two-year holding period may be made without any volume limitation. After the expiration of the two-year holding period certain shares of Common Stock now restricted for trading will become eligible for trading in the public market without any payment therefore or increase to the Company's capitalization. Possible or actual sales of the Company's outstanding Common Stock by all or some of the present stockholders may have an adverse effect on the market price of the Company's Shares should a public trading market develop. The additional availability of such shares to be traded in the public market would increase the public float of the Company without any corresponding increase in the Company's capital.

Selling Securityholders May Sell Securities at any Price or Time

     Selling Securityholders may offer and sell their Securities at a price and time determined by the particular Selling Securityholder. The timing of such sales and the price at which the Selling Securityholder Securities are sold by the individual Selling Securityholder could have an adverse effect upon the public market for the Securities, should one develop.

Factors Beyond the Company's Control

     Numerous conditions beyond the Company's control may substantially affect its success such as rates of, and costs associated with, new customer acquisition, customer retention, capital expenditures and other costs relating to the expansion of operations, including upgrading the Company's systems and infrastructure, the timing and market acceptance of new products, changes in the pricing policies of the Company and its competitors, changes in operating expenses, personnel changes, the introduction of alternative technologies, the effect of potential acquisitions, increased competition in the Company's markets and other general economic factors.

Forward Looking Statements

     This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in these risk factors and elsewhere in this Prospectus.


                                  THE COMPANY

     On June 30, 1998 Global Sourcing Group, L.L.C., the Company's predecessor company a California limited liability company, merged with and into Penrith Acquisition Corporation, a newly formed Delaware corporation. Penrith Acquisition Corporation, the surviving corporation, was renamed Global Sourcing Group, Inc. The Company through its predecessor, Global Sourcing Group L.L.C., began operations in 1996 as a direct marketer and wholesaler of specialty power tools under the brand name "Great Tools Direct". See "DESCRIPTION OF SECURITIES".

Properties

     The Company leases its principle executive offices, as well as its administrative offices, which are located in a 3,840 square feet office park facility at 1111 Rancho Conejo Boulevard, Suite 202, Newbury Park, California 91320. This facility also houses the Company's customer service, warehouse and distribution center functions. The Company leases this unit on a month to month
tenancy for its primary rental unit at a monthly rental fee of $2,403.   The
offices of the Company are located Its telephone number is 805/375-6060 and its fax number is 805/375-6064. The Company's Web site address on the Internet is http://www.greattools.com.
--------------------------

      The Company also maintains an approximately 600 square feet showroom at Tehao's's offices in Shanghai, China. The Company uses the showroom to display its products to potential buyers. The Showroom is provided to the Company as part of its agreement with Tehao.

Employees

     The Company employs six full time individuals: two in customer service, two in the warehouse and two in operations and management. The Company also employs one part time employee who works in the customer service area. All of the Company's employees are located at its headquarters in Newbury Park, except for one employee who runs the Company's show room in Tehao's office in China. The Company's employees are not unionized. The Company considers its relations with its employees to be good.


                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Securities being registered herein. The Company will receive the proceeds, if any, of which there can be no assurance, from the exercise of the Warrants.

                                DIVIDEND POLICY

     The Company has not to date nor does it plan on paying any dividends on its Common Stock.

                                   DILUTION

     Purchasers of the Securities may experience immediate and substantial dilution in the value of the Common Stock. Dilution represents the difference between the price per share paid by the purchasers in the Offering and the net tangible book value per share. Net tangible book value per share represents the net tangible assets of the Company (total assets less total liabilities), divided by the number of shares of Common Stock outstanding upon closing of the Offering.

     The price paid by the purchasers of the Securities does not necessarily bear any relationship to the Company's assets, net worth or established criteria of value. The future issuance of all or part of the remaining authorized
Common Stock may result in substantial dilution in the percentage of the Company's Common Stock held by the Company's then existing shareholders, including purchasers of the Securities offered herein. Moreover, any Common Stock issued in the future may be valued on an arbitrary basis by the Company. The issuance of the Company's Securities for future services or acquisitions or other corporate actions may have the effect of diluting the value of the Securities held by investors, and might have an adverse effect on any trading market, should a trading market develop for the Company's Common Stock. See "BUSINESS".

                                   BUSINESS

General

     The Company sells power tools primarily through wholesale business distribution. Its largest customers include large retailers and cataloguers including Damark International, Inc. ("Damark International"), Menard Corporation ("Menard"), United Hardware Stores, Inc. ("United Hardware"), and Northern Hydraulics, Inc. ("Northern Hydraulics"). Sales to these four companies account for 70% of the Company's revenues. The Company also sells directly to retail customers by marketing its products under the label Great Tools Direct through display advertisements in various consumer publications including Popular Mechanics, American Woodworker, Wood Magazine, Popular Woodworker and American How To. Retail customers order the merchandise directly through the Company's toll free telephone number or through its Web site. The Company targets customers who use tools for light to heavy industrial applications. These customers include professionals who use power tools in their daily activities such as plumbers, carpenters, electricians, repair personnel and other service oriented people. The Company also targets customers who use tools for home based chores and hobbies.

     All orders are received at the Company's Newbury Park, California headquarters which also serves as the warehousing and merchandise shipping
center.   The Company maintains an inventory of most of the products it offers for sale directly to retail customers and can directly ship a product on order. If the Company does not have the product in stock or a large order from a wholesaler is placed, the products are shipped direct from Tehao or Hitachi to the individual customer or wholesaler. The Company's business has been designed to conserve capital with no direct investment in manufacturing operations and minimum investment in home delivery.

Industry Overview

     The Company operates in a large, fragmented industry characterized by multiple channels of distribution. The distribution channels in the power tools market include retail outlets, small distributorships, national, regional and local distributors, direct mail suppliers, large warehouse stores and a manufacturers' own sales force. Products imported from low-cost labor countries have increased the competitive pressure on pricing. Cost pressures from more established name brands are providing a focus on high quality and low cost alternatives. Aggressive value pricing has redefined the basis for competing in many segments of the industry.

     There are many discount retailers in the industry and discount stores offering merchandise at competitive prices have blurred the line between retail and wholesale. Warehouse clubs and other category leaders are establishing a new economic framework for the retail business that is forcing industry participants to reduce cost. Major marketers have focused on value pricing strategies that have changed the nature of merchandising throughout the industry.

Product Offerings

     Most of the Company's products are manufactured in China by Tehao and Hitachi and labeled under the Company's Great Tools Direct brand-name. The Company offers a variety of products aggregating approximately 90 different models of cordless drills, batteries, cutting tools, sanders, grinders and miscellaneous power tool accessories. The Company's main product and primary source of revenue is the cordless drill. The Company offers a variety of cordless drills from the least powerful 2.4 volt model to the more advanced
18.8 volt power drill. The 14.4 volt cordless drill has become the standard consumer drill for household use. The Company offers a 16.8 volt drill and an
18.8 volt drill at discounted prices. The Company has recently introduced a 24 volt drill and plans on introducing other products based on Management's assessment of trends and market demand.

     The Company maintains a standard refund policy to any consumer who purchases a defective product. Since the Company began operations in 1996, the Company has refunded on the average less than one percent of its sales.

Customers and Marketing

      The Company sells 70% of its products directly to Damark International, Menard, United Hardware and Northern Hydraulics. Damark International is a national mail catalog company while Menard, United Hardware and Northern
Hydraulics are chain retail stores.   The Company also sells products directly
to consumers in the United States and Canada from its Thousand Oaks, California office by orders placed on its toll free phone service or Internet Web site.

     The market targeted by the Company consists of retail customers and wholesale buyers throughout the United States and Canada. No one end customer represents a significant portion of the Company's sales. The Company targets consumers who use power tools for light to heavy industrial applications but choose not to pay the high prices usually associated with established brands. These include professionals who require power tools in their daily activity such as plumbers, carpenters, electricians and a variety of other service and repair professionals. The Company also targets consumers who use power tools for household applications. These include hobbyists, homemakers, students and housekeepers who have the responsibility of maintaining the household.

     The Company's market development strategy is based on several marketing channels:

     Entry Into Wholesale Business Distribution Channel. The Company's current marketing strategy focuses on targeting larger retailers. Damark
International, a catalog retailer with sales in excess of $350 million, has placed a orders for the Company's power drills accounting for approximately 30% of the Company's revenues. Approximately 25% of all of the Company's revenues are generated from sales to Menards, a chain with over 300 stores.
Approximately 10% of the Company's revenues are generated from sales to United Hardware and approximately 5% of the Company's revenues are generated from sales to Northern Hydraulics. For these larger customers, the Company forwards the order to Tehao which then fills the order directly to the chain store. In exchange, the Company shares its wholesale profits with Tehao.

     Direct Response Advertising. The Company advertises in specialty magazines and consumer publications with large exposure to prospective customers. These magazines include Popular Mechanics (circulation: 1,000,000), American Woodworker (circulation: 400,000), Wood Magazine (circulation: 650,000), Popular Woodworker (circulation: 220,000) and American How To (circulation: 750,000). This strategy reflects the Company's belief that these publications are the most overall efficient medium to reach its target market. The advertisements feature a toll free telephone number, inviting the customer to purchase a product with their credit card. The advertisements emphasize value, and prices, pictures and detailed specifications of the advertised product are included in a typical layout. The Company delivers directly to the customer's home via United Parcel Service.

     Database Marketing. The Company has created a database of customers for repeat sales and special promotions. It contains approximately 35,000 names. Because of the ability to sort consumers by various criteria, the Company believes it receives a greater percentage of responses from the database targets than it would receive from a generic mass mailing. The Company repeatedly mails marketing material, catalogs and brochures to its customers. The Company catalog, produced once a year, lists the products the Company maintains in its warehouse and products it can directly order from Tehao. The Catalog is mailed to all of the 35,000 names on its mailing list as well as new potential customers generated by the Company's Web site and regular advertisements. The informational material sent directly to the customer contains a toll free telephone number, allowing the customer to directly purchase a product with their credit card.

     World Wide Web Site. The Company's home page on the Internet at http://www.greattools.com features advertisements and promotions, allowing
-------------------------
direct access to interested visitors. The Company's Web site provides potential and actual customers with product information and the ability to directly purchase a product over the Internet by providing credit card information. As of the date hereof, the Company receives approximately 3% of all of its orders through the Internet.

Manufacturing By Tehao

     Approximately 70% of the Company's products are manufactured by Shanghai Tehao ("Tehao"), a large power tool manufacturer located in Shanghai, China. Tehao is among the world's largest manufacturers of power tools and the Company believes that Tehao is capable of supplying the Company's current and anticipated need for power tools. Since the Company's inception, it has been operating under an oral understanding with Tehao under which the Company purchases product from Tehao at a per unit price for the tools it sells directly to the customers and stocks its warehouse with drills and batteries and then sells and ships the product directly to the customer. For the larger wholesale business marketing channel, Tehao has agreed to finance the Company's inventory. Specifically, when a retailer places a large order, the Company will send the order directly to Tehao which finances that order and ships the product directly to the retailer. In exchange the Company shares profits with Tehao. Profits in this agreement are defined as revenue remaining after deducting from revenues, the cost of the product the Company pays Tehao and all costs associated with selling the product including advertising, design, marketing, overhead, shipping, and duties.

Joint Venture Agreement with Tehao

     The Company entered into a California joint venture agreement with Tehao on April 22, 1998. The Company entered into this joint venture agreement to provide a formal credit facility for handling single large orders the Company anticipates it will receive in the future. The terms of the joint venture are substantially similar to the terms of the oral agreement. The joint venture is to last through June 30, 2003 or dissolution by mutual agreement of the parties. Under the agreement, Tehao has agreed to contribute $500,000 worth of tools as its investment of capital into the joint venture. The Company has agreed to pay for the advertising, purchasing, design, marketing, overhead and the cost of shipping the power tools to the United States. Tehao has also agreed to sell all products covered by the joint venture agreement to the Company for at least ten percent below the lowest United States landed cost Tehao charges to any other purchasers who will sell the products either directly or indirectly in the United States.

     At the end of each year, the net profits from the venture will be divided with 51% of the net profits allocated to the Company and 49% of the net profits allocated to Tehao. Although not expressly defined, the Company understands net profits to mean revenue remaining after deduction from gross revenues, the cost of the product the Company pays Tehao and all costs associated with selling the product including advertising, design, marketing, overhead, shipping, and
duties.   Pursuant to the agreement, both companies are entitled to draw out funds against the profits of the venture but neither company may draw more than 70% of its share of the profits under the agreement. At all times the joint venture will maintain a cash reserve equal to one month's operating overhead of the joint venture.

     The Company and Tehao will indemnify and hold harmless each other from any and all expense and liability resulting from or arising out of any misconduct on either company's part to the extent that the amount exceeds the applicable insurance carried by the joint venture.

Agreement with Shanghai Hitachi Power Tools

     Approximately 30% of the Company's products are manufactured by Shanghai Hitachi Power Tools ("Hitachi"), a Chinese power tool manufacturer. Under its agreement with Hitachi, the Company purchases 18 and 14 volt cordless drills from Hitachi and the Company pays Hitachi 90% of the invoice within 14 days after the shipment of the product. Under the terms of this agreement, the Company guaranteed Hitachi that it would sell 50,000 of Hitachi's drills within the first year of the contract. In exchange, the Company was granted the exclusive right to sell Hitachi's 18 volt drills in the United States. The Company is current on all money owed to Hitachi and there have been no material disagreements between the Company and Hitachi.

     The Agreement between Hitachi and the Company does not provide a formal procedure for settling disputes nor does it contain any provisions detailing the consequences if either party breaches the contract.

Financing

     The Company has entered into a financing agreement with Gino International ("GINO"), a Chinese trading Company. The Company entered into this agreement as a method to finance tools it anticipates purchasing in the future from manufactures other than Tehao. Under the terms of the agreement, GINO has extended to the Company a five year revolving line of credit for $1,500,000 ending May 30, 2003. The amount of funding available to the Company from time to time is the difference between $1,500,000 and funds previously advanced to the Company under this line of credit agreements. The Company has yet to borrow on the line of credit.

     Under the terms of the agreement, the Company has agreed to pay GINO interest on any money withdrawn from the line of credit at 1% per month on the balance due to GINO from the Company. Any interest not paid will be added to the balance and will be treated as if it had been advanced to the Company by GINO.

     Under the terms of the agreement, the Company will pay GINO thirty percent of net profits it earns from products it sells that were financed by the GINO line of credit. Net profits, in the context of this agreement, is defined as the revenue remaining after deducting all sales made under the contract with Tehao and all expenses incurred by the Company in selling product.

Operations

     The Company's headquarters are at 1111 Rancho Conejo Boulevard, Suite 202, Newbury Park, California 91320. The headquarters occupy 3,840 square feet of office and warehouse space in an industrial park outside Los

Angeles. The leased facility is designed to house the corporate, marketing, finance and administrative departments and serve as the warehousing and shipping center. Customer service representatives are also at that location.

     The Company's products are manufactured in China by Tehao and Hitachi. The Company distributes to its direct marketing customers via United Parcel Service. The Company employs two on site customer service representatives to respond to customer inquiries and comments. The Company uses an in-house computer system to manage the ordering, inventory management, and delivery functions. The computer system also tracks customer satisfaction and market penetration.

Competition

     The power tool market in which the Company operates is extremely competitive, and the Company expects such competition to intensify in the future. The Company's current and prospective competitors include many large companies that have substantially greater market presence and financial, technical, marketing and other resources than the Company. The Company competes with many retailers and direct marketers who sell merchandise over the Internet and through catalogs. It also competes with retailers who sell similar merchandise to that sold by the Company. Those retailers usually offer brand name products at prices higher than the Company's. As newer and more powerful tools are being introduced into the market, intense competition between manufacturers has developed. Companies in the industry are developing new features to attract customers and tools are becoming more reliable, efficient and quiet. At the same time, prices are becoming more competitive as power tool companies are vying to gain market share. Companies with greater resources have the ability to set prices at a level that may preclude the ability of a smaller Company to compete.

     The Company believes that its ability to compete successfully depends on a number of factors, including its ability to continually offer quality products at prices lower than the prices usually charged for name brand products. The Company's success will also depend on the adequacy of the Company's customer support services, its ability to support its current product and introductions of new product, and its ability to sell its product to wholesalers. There can be no assurance that the Company will have financial resources, marketing and support capabilities to compete successfully.

Acquisition Strategy

     The Company believes there are acquisition opportunities among the many small sellers of power tools. In furtherance of its acquisition strategy, the Company anticipates reviewing and conducting investigations of potential acquisitions. If the Company believes a favorable opportunity exists, the Company anticipates that it will enter into discussions with the owners of such businesses regarding the possibility of a acquisition by the Company. As of the date hereof, the Company does not have any agreements or pending acquisitions and has not entered into any letters of intent with respect to pending acquisitions.

Intellectual Property Rights

     The Company believes that a large portion of its potential success relies on the reputation it has created in its "Great Tools Direct" brand name. However, the Company does not have any specific plans to protect its mark "Great Tools Direct" by filing a trademark application with the United States Patent and Trademark office (PTO). The Company has conducted a trademark search on the label Great Tools Direct which did not result in the discovery of any other commercial entity using the Great Tools Direct or a substantially similar label in the United States. The Company decided that it could better use its limited capital in advertising and other expenses rather than investing in protecting its Great Tools Direct brand name.

Certain Transactions

     During the year ended December 31, 1997, the Company was advanced $65,000 by Rafael Littaua, its Chief Executive Officer, President and a director and $20,644 by one of its directors, Eric Manlunas in the form of promissary notes.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Overview

     The Company is a marketing company, selling power tools, hand tools and related small tools direct to consumers and to wholesale customers.

Results and Plan of Operation

     The following table sets forth certain items reflected in the statements of operations contained in the financial statements of the Company, expressed as a percentage of the net sales for the six months ended June 30, 1998 compared to the six months ended June 30, 1997.

                         Percentage of Net Sales
                         -----------------------
                           Nine Months ended
                           -----------------
                              (unaudited)
                           6/30/98      6/30/97
                           -------      -------
Net Sales                    100%         100%
Cost of Sales               63.4%        42.8%
Gross Profit                36.6%        57.2%
Operating Expenses          31.9%        58.8%
Net income (loss)            4.6%         2.4%

     The Company's net sales decreased $425,359 or 66.7%, to $851,910 for the nine months ending September 30, 1998 from $1,277,269 for the nine months ending September 30, 1997. The decrease is a result of the drill and batteries business declining because of product cycles that ended and exhaustion of consumer demand for some of the Company's products.

     Gross Profits decreased by $418,701 or 42.7% to $311,830 in the nine months ending September 30, 1998 from $730,531 in the nine months ending September 30, 1997. Gross profit margin decreased to 36.6% in the nine months ending September 30, 1998 compared to 57.2% in the nine months ending September 30, 1997, primarily as a result of the partial transition to wholesale distribution.

     Operating expenses decreased by 36.2% to $271,822 for the nine months ending September 30, 1998, compared to $751,139 in the nine months ending September 30, 1997. As a percent of sales, operating expenses was 31.9% for the nine months ending September 30, 1998 compared to 58.8% for the nine months ending September 30, 1997. The decrease was due to cost cutting measures and adjusting to lower level of sales and a substantial decrease in advertising costs related to the switch in emphasis from retail to wholesale environments.

     Net income was $39,465 (4.6% of sales) for the nine months ending
September 30, 1998, compared to net loss of $30,639 (2.4% of sales) for the nine months ending September 30, 1997.

Liquidity and Capital Resources

     Cash provided by operating activities continues to be the Company's primary source of funds to finance operating needs and internal growth opportunities. Cash provided in 1998 has been used to finance the Company's inventory growth and advertising. The Company has no outside sources of capital except Tehao which finances up to $1 million of the Company's inventory and GINO which provides $1.5 million as a line of credit. The Company does not know any trends expected to make a material impact on the Company's liquidity, sales, revenues or income. The Company does experience seasonal impacts on its operations as most sales are typically in the months of November and December in anticipation of holidays, while June and July are the slowest sales months.

Computer Systems Redesigned for Year 2000

     Many existing computer programs use only two digits to identify a year in such program's date field. These programs were designed and developed without consideration of the impact of the change in the century for which four digits will be required to accurately report the date. If not corrected, many computer applications could fail or create erroneous results by or following the year 2000. Many of the computer programs containing such date language problems have been corrected by the companies or governments operating such programs.
Although none of the Company's systems are effected by this problem, the Company could be impacted by the failure of other companies to timely correct their computer systems. The Company's operations are dependent on the Internet, the telephone system, and delivery systems. If any of these systems become inoperational the Company will be directly and significantly effected.

                                  MANAGEMENT

Officers and Directors

     The officers and directors of the Company are as follows:

     Name                                Title
     ----                                -----
     Rafael Littaua                      President and Chief Executive Officer,
                                         Director

     Eric Manlunas                       Director

     All directors of the Company hold office until the next annual meeting of shareholders or until their successors are elected and qualified. The principal occupation and business experience for each officer and director of the Company, for at least the last five years are as follows:

     Rafael Littaua, 41, has been Chairman of the Board, Chief Executive Officer since the Company's organization. Prior to founding Global Sourcing Group , L.L.C., the predecessor to the Company, Mr Littaua was an executive with Harbor Freight Tools, an Oxnard, California wholesaler and retailer of power tools. At Harbor Freight Tools, Mr. Littaua served the following positions: Head Buyer/Merchandiser (1993-1996); International Buyer (1991-1993); Buyer for Domestic Merchandise (1990-1991); and Import Manager (1986-1990). From 1983 to 1986, Mr. Littaua worked for Frank P. Dow Co. and James J. Boyle Co. as a Customs House Broker. Mr. Littaua received his Masters of Business Administration in finance from Golden Gate University in 1983 and he received his Bachelor of Science degree in Business Management from Ateneo De Manilla in 1979.

     Eric Manlunas, 30, has been a Director of the Company since February of 1996. Mr. Manlunas manages Gateway Holdings, a private equity fund based in Los Angeles. Prior to Founding Gateway, Mr. Manlunas was a Senior Consultant of Arthur Andersen & Company specializing in complex distribution processes and formulation of store operations strategies in the retail channel. Mr Manlunas is also Chief Executive Officer of Holland American International Supplies, and he serves as Director for MenuDirect Corporation and Xcel Medical Pharmacy. Mr. Manlunas received a Bachelor of Science degree in Journalism from the Florida International University and he earned a Masters of Business Administration degree from Pepperdine University.

Remuneration

     Directors and Officers of the Company may receive compensation as determined by the Company from time to time by vote of the Board of Directors.
Such compensation might be in the form of stock options.   Directors may be
reimbursed by the Company for expenses incurred in attending meetings of the Board of Directors.

     The following table sets forth the total compensation paid or accrued by the Company on behalf of the Chief Executive Officer and President of the Company during 1997. No officer of the Company received a salary and bonus in excess of $100,000 for services rendered during 1997.

                          SUMMARY COMPENSATION TABLE

                                    ANNUAL COMPENSATION
                                    -------------------
                                                        OTHER LONG-TERM   ALL OTHER
PRINCIPAL POSITION        YEAR  SALARY   BONUS  AWARDS    COMPENSATION   COMPENSATION
Rafael Littaua            1997  $60,000   N/A     N/A          N/A            N/A
Chief Executive Officer

Employment Agreements

    The Company has not entered into employment agreements with any of its officers or employees. All key employees serve in their positions until further action of the President of the Company or the Board of Directors.

Indemnification of Officers, Directors, Employees and Agents

    The Certificate of Incorporation and Bylaws of the Company provide that the Company shall, to the fullest extent permitted by applicable law, as amended from time to time, indemnify all directors of the Company, as well as any officers or employees of the Company to whom the Company has agreed to grant indemnification.

    Section 145 of the Delaware General Corporation Law ("DGCL") empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) arising under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

    The Delaware General Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, vote of shareholders or otherwise.

    The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, IT IS THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION THAT SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information as of the Effective Date regarding the beneficial ownership of the Company's Common Stock by each officer and director of the Company and by each person who owns in excess of five percent of the Company's Common Stock.

                                                                  Percentage of Shares Owned:
                                     Shares of Common Stock   ----------------------------------
Name, Position and Address             Beneficially Owned     Prior to Offering   After Offering
-----------------------------------  ----------------------   -----------------   --------------
Rafael Littaua                              4,427,666              62.4%              62.4%
5663 Camino Deville
Camarillo, CA 93012

Gateway Holdings (1)                        1,037,736              14.6%                 0%
1800 Century Park East
Suite 600
Los Angeles, CA 90067

TPG Capital Corporation (2)                   587,500               8.3%                 0%
1504 R Street, N.W.
Washington, D.C. 20009

Kessef Investment Corporation (3)           1,012,500              14.2%                 0%
1 First Canadian Place
100 King Street West, Suite 700
Toronto, Ontario M5X 1C7 Canada

All the officers and directors as           5,465,402              77.0%              62.4%
a group (2 persons)

(1) Eric Manlunas is a principal of Gateway Holdings, a venture capital firm. Mr. Manlunas is a director of the Company.

(2) TPG Capital Corporation is an affiliate of Cassidy & Associates, the law firm which prepared this registration statement.

                       SALES BY SELLING SECURITYHOLDERS

     The Selling Securityholders are offering for sale (i) 2,637,736 shares of Common Stock (ii) 1,000,000 Warrants and (iii) 1,000,000 shares of Common Stock underlying such Warrants. The amount of discounts or commissions, if any, which may be paid by the Selling Securityholders on the sale of their Securities registered herein is not now known.

     The Company intends to apply for admission to the NASD OTC Bulletin Board for the Securities; however, there can be no assurance that the Securities will be so listed. See "RISK FACTORS--Absence of Trading Market" and "DESCRIPTION OF SECURITIES--Admission to Quotation on the Nasdaq SmallCap Market or NASD OTC Bulletin Board".

     The following table sets forth the beneficial ownership of the Securities of the Company held by each person who is a Selling Securityholder and by all Selling Securityholders as a group.

                                                             Percent of Stock Owned
                                                      ---------------------------------------
Name and Address of Beneficial Owner    Common Stock  Prior to Offering(1)  After Offering(2)
--------------------------------------  ------------  --------------------  -----------------

Gateway Holdings                          1,037,736           14.6%                 0%
1800 Century Park East
Suite 600
Los Angeles, CA 90067 (1)

TPG Capital Corporation                     587,500            8.3%                 0%
1504 R Street, N.W.
Washington, D.C. 20009 (2)

Kessef Investment Corporation             1,012,500           14.2%                 0%
1 First Canadian Place
100 King Street West, Suite 700
Toronto, Ontario M5X 1C7 Canada

All Selling Securityholders               2,637,736           37.1%                 0%
as a Group

________________________

(1) Gateway Holdings is a venture capital company whose Chief Investment Officer is Eric Manlunas, a director of the Company.

                           DESCRIPTION OF SECURITIES

Incorporation

     The Company was originally incorporated in 1996 in California as a limited liability company and reincorporated in the state of Delaware on June 30, 1998 through a merger with Penrith Acquisition Corporation, a newly formed Delaware Corporation. The Company's Certificate of Incorporation, By-Laws and corporate governance, including matters involving the issuance, redemption and conversion of securities, are subject to the provisions of the Delaware General Corporation Law, as amended and interpreted from time to time.

Common Stock

     The Company's Certificate of Incorporation authorizes the issuance of 100,000,000 shares of Common Stock, $.0001 value per share, of which 7,100,000 shares are outstanding as of the date hereof. Holders of shares of Common Stock are entitled to one vote for each share on all matters to be voted on by the shareholders. Holders of Common Stock do not have cumulative voting rights. Holders of Common Stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered by the Company pursuant to this offering will be, when issued and delivered, fully paid and non-assessable.

     Holders of Common Stock have no preemptive rights to purchase the Company's Common Stock. There are no conversion or redemption rights or sinking fund provisions with respect to the Common Stock.

     All outstanding shares of Common Stock are validly issued, fully paid and nonassessable, and all Shares to be sold and issued as contemplated hereby will be fully paid and nonassessable when sold in accordance with the terms hereof and pursuant to a valid and current prospectus. The Board of Directors is authorized to issue additional shares, on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action.

Preferred Stock

     The Company's Certificate of Incorporation authorizes the issuance of 20,000,000 shares of Preferred Stock, $.0001 par value per share (the "Preferred Stock"), none of which have been designated and issued.

     In the case of the voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of shares of Preferred Stock are entitled to receive the liquidation preference before any payment or distribution is made to the holders of Common Stock or any other series or class of the Company's stock hereafter issued that ranks junior as to liquidation rights to the Preferred Stock, but holders of the shares of the Preferred Stock will not be entitled to receive the liquidation preference of such shares until the liquidation preference of any other series or class of the Company's stock hereafter issued that ranks senior as to liquidation rights to the Preferred Stock has been paid in full. The holders of Preferred Stock and all series or classes of the Company's stock hereafter issued that rank on a parity as to liquidation rights with the Preferred Stock are entitled to share ratable, in accordance with the respective preferential amounts payable on such stock, in any distribution (after payment of the liquidation preference of the senior liquidation stock) which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the liquidation preference of the shares of the Preferred Stock, the holders of such shares will not be entitled to any further participation in any distribution of assets by the Company. Neither a consolidation or merger of the Company with another corporation, nor a sale or transfer of all or part of the Company's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Company.

     The Board of Directors is authorized to provide for the issuance of additional shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the shareholders. Any shares of Preferred Stock so issued would have priority over the Common Stock with respect to dividend or liquidation rights. Any future issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders and may adversely affect the voting and other rights of the holders of Common Stock. At present, the Company has no plans to issue any Preferred Stock nor adopt any series, preferences or other classification of Preferred Stock.

Additional Information Describing Stock

     The above descriptions concerning the Common and Preferred Stock of the Company do not purport to be complete. Reference is made to the Company's Certificate of Incorporation and By-Laws which are included in the Registration Statement of which this Prospectus is a part and which are available for inspection at the Company's offices. Reference is also made to the applicable statutes of the State of Delaware for a more complete description concerning rights and liabilities of shareholders.

Warrants

     This is a summary of certain provisions governing the Warrants, but such summary does not purport to be complete and is qualified in all respects by reference to the Warrant agreement filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Prior to the merger, Penrith Acquisition Corporation issued 1,000,000 Warrants. Each Warrant entitles the holder thereof to purchase one share of the Company's Common Stock for an exercise price of $0.75 for one year following the Effective date of this registration statement and for an exercise price of $1.00 for six months thereafter.

     The Company has also issued 1,500,000 warrants to the management of the Company ("Management Warrants")simultaneous to the merger of Global Sourcing
Group, L.L.C. and Penrith Acquisition Corporation.   Each Management Warrant
entitles the holder to purchase one share of the Company's Common Stock for an exercise price of $2.00 per share for a term of three years following the date of issuance.

Admission to Quotation to Nasdaq SmallCap Market and NASD OTC Bulletin Board

     The Company intends to apply for quotation of the Securities on the NASD OTC Bulletin Board. The over-the-counter market differs from national and regional stock exchanges in that it (1) is not cited in a single location but operates through communication of bids, offers and confirmations between broker-dealers and (2) securities admitted to quotation are offered by one or more broker-dealers rather than the "specialist" common to stock exchanges. To qualify for quotation on the NASD OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor such a Company listing.

     To qualify for listing on the Nasdaq SmallCap Market, an equity security must, in relevant summary, (1) be registered under the Securities Exchange Act of 1934; (2) have at least three registered and active market makers, one of which may be a market maker entering a stabilizing bid; (3) for initial inclusion, be issued by a company with $4,000,000 in net tangible assets, or $50,000,0000 in market capitalization, or $750,000 in net income in two of the last three years (if operating history is less than one year than market capitalization must be at least $50,000,000); (4) have at a public float of at least 1,000,000 shares with a value of at least $5,000,000; (5) have minimum a bid price of $4.00 per share; and (6) have at least 300 beneficial shareholders.

     If admitted for quotation, the Company's Securities will trade on the NASD OTC Bulletin Board until such future time, if ever, the Company's Securities qualify for listing on the Nasdaq SmallCap Market. There is no assurance that the Company's Securities will ever be accepted for listing on the Nasdaq SmallCap Market.

Trading of Securities

     There are no outstanding options, warrants to purchase, or securities convertible into, the shares of the Company other than those offered herein and 1,500,000 warrants owned by the Company's Management. The Management Warrants are convertible into Company Common Stock for $2 per share for a period of three years.

Transfer Agent and Registrar

     The Company has yet retained a transfer agent for its Securities.

Reports to Shareholders

     The Company will furnish to its shareholders annual reports containing audited financial statements examined and reported upon, and with an opinion expressed by, an independent certified public accountant. The Company may issue other unaudited interim reports to its shareholders as it deems appropriate.

                              PLAN OF DISTRIBUTION

     The Company will not receive the proceeds of any sale of Securities by the Selling Securityholders pursuant to this Prospectus. The Selling Securityholder Securities may be sold to purchasers from time to time directly by and subject to the discretion of the Selling Securityholders. The Selling Securityholders may from time to time offer their Securities for sale through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Securities for whom they may act as agents. Any underwriters, dealers or agents who participate in the distribution of the Securities may be deemed to be "underwriters" under the Securities Act and any discounts, commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

     At the time a particular offer is made by or on the behalf of the Selling Securityholders, a Prospectus, including any necessary supplement thereto, will be distributed which will set forth the number of shares of Common Stock and other Securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the Securities purchased from the Selling Securityholders, any discounts, commissions and other items constituting compensation from the Selling Securityholders, any discounts, commissions or concessions allowed, reallowed or paid to dealers, and the proposed selling price to the public.

     The Securities sold by the Selling Securityholders may be sold from time to time in one or more transactions: (i) at an offering price that is fixed or that may vary from transaction to transaction depending upon the time of sale or (ii) at prices otherwise negotiated at the time of sale. Such prices will be determined by the Selling Securityholders or by agreement between the Selling Securityholders and any underwriters.

     In order to comply with the applicable securities laws of certain states, the Securities may be offered or sold in such states through registered or licensed brokers or dealers. In addition, in certain states, the Securities may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available with which the Company has complied.

     Under applicable rules and regulations promulgated under the Exchange Act, any person engaged in a distribution of securities may not simultaneously bid for or purchase securities of the same class for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder in connection with transactions in Securities during the effectiveness of the Registration Statement of which this Prospectus is a part.

     The Company will pay all of the expenses incident to the registration of the Selling Securityholders' Securities (including registration pursuant to the securities laws of certain states) other than commissions, expenses, reimbursements and discounts of underwriters, dealers or agents, if any.


                                 LEGAL MATTERS

Legal Proceedings

     The Company is not a party to any litigation and Management has no knowledge of any threatened or pending litigation against the Company.

Legal Opinion

     Cassidy & Associates, Washington, D.C. has given its opinion as attorneys-at-law that the Securities, when sold pursuant to the terms hereof and pursuant to a valid and current prospectus in which those Securities are registered, will be fully paid and non-assessable. James M. Cassidy, a principal of Cassidy & Associates, is the President and a shareholder of TPG Capital Corporation, a Selling Securityholder.


                                    EXPERTS

     The financial statements of Global Sourcing Group, L.L.C., as of December 31, 1996 and 1997 and for each of the two years in the period ended December 31, 1997 included in the Prospectus have been so included in reliance on the report of Singer Lewak Greenbaum & Goldstein LLP, independent accountants, given on authority of said firm as experts in auditing and accounting.


                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all the information contained in the Registration Statement. For further information regarding the Company and the securities offered hereby, reference is made to the Registration Statement, including all exhibits and schedules thereto, which may be inspected without charge at the public reference facilities of the Commission's Washington, D.C. office, 450 Fifth Street, N.W., Washington, D.C. 20549. Each statement contained in this Prospectus with respect to a document filed as an exhibit to the Registration Statement is qualified by reference to the exhibit for its complete terms and conditions.

     The Company will be subject to the informational requirements of the Securities Exchange Act of 1934 ("Exchange Act") and in accordance therewith will file reports and other information with the Commission. Reports, proxy statements and other information filed by the Company can be inspected and copied on the Commission's home page on the World Wide Web at http://www.sec.gov or at the public reference facilities of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following Regional Offices: 7 World Trade Center, Suite 1300, New York, N.Y. 10048;
and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Such material can also be inspected at the New York, Boston, Midwest, Pacific and Philadelphia Stock Exchanges. Copies can be obtained from the Commission by mail at prescribed rates. Request should be directed to the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

                              FINANCIAL STATEMENTS

     The audited financial statements for the fiscal years ended December 31, 1996, and 1997 and the unaudited financial statements for the period ended September 30, 1998 follow herewith.

GLOBAL SOURCING GROUP, LLC
CONTENTS
December 31, 1997
================================================================================


                                                                           Page

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                          1

FINANCIAL STATEMENTS

  Balance Sheets                                                            2

  Statements of Operations and Members' Interest                            3

  Statements of Cash Flows                                                  4

  Notes to Financial Statements                                           5 - 8

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Members of
Global Sourcing Group, LLC


We have audited the accompanying balance sheets of Global Sourcing Group, LLC as of December 31, 1997 and 1996, and the related statements of operations and members' interest and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Global Sourcing Group, LLC as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
April 28, 1998

                                                      GLOBAL SOURCING GROUP, LLC
                                                                  BALANCE SHEETS
                                                                    December 31,
================================================================================


                                     ASSETS

                                                              1997      1996
                                                            --------   --------
Current assets
  Cash                                                      $ 31,672   $ 96,101
  Accounts receivable                                         10,795     38,516
  Inventory                                                  114,335    119,014
  Prepaid expenses                                                 -     30,437
                                                            --------   --------

     Total current assets                                    256,802    284,068

Furniture and equipment, net                                  22,672     18,172
Other assets                                                   6,979      7,228
                                                            --------   --------

       Total assets                                         $286,453   $309,468
                                                            ========   ========

                  LIABILITIES AND MEMBERS' INTEREST (DEFICIT)

Current liabilities
  Accounts payable                                          $253,440   $124,816
  Notes payable to related parties                            25,644          -
  Other accrued liabilities                                    8,989      7,525
  Taxes payable                                                7,600      3,800
  Deferred warranty revenue                                    4,000      3,000
                                                            --------   --------

     Total current liabilities                               299,673    139,141
                                                            --------   --------

Commitments

Members' interest (deficit)                                  (13,220)   170,327
                                                            --------   --------

       Total liabilities and members' interest (deficit)    $286,453   $309,468
                                                            ========   ========

                                                      GLOBAL SOURCING GROUP, LLC
                                  STATEMENTS OF OPERATIONS AND MEMBERS' INTEREST
                                                For the Years Ended December 31,
================================================================================


                                                      1997         1996
                                                   -----------  -----------

Net sales                                          $1,526,464   $1,368,136

Cost of sales                                         701,330      691,959
                                                   ----------   ----------

Gross profit                                          825,134      676,177

Operating expenses                                    944,771      569,473
                                                   ----------   ----------

Income (loss) from operations                        (119,637)     106,704
                                                   ----------   ----------

Other income (expense)
  Interest income                                       1,535        1,647
  Interest expense                                    (16,676)      (1,075)
                                                   ----------   ----------

     Total other income (expense)                     (15,141)         572
                                                   ----------   ----------

Income (loss) before provision for income taxes      (134,778)     107,276

Provision for income taxes                              3,800        3,800
                                                                ----------

Net income (loss)                                    (138,578)     103,476

Members' interest, beginning of year                  170,327       56,123

Member contributions                                        -      195,000

Distributions to members                              (44,969)    (184,272)
                                                   ----------   ----------

Members' interest (deficit), end of year           $  (13,220)  $  170,327
                                                   ==========   ==========

                                                      GLOBAL SOURCING GROUP, LLC
                                                        STATEMENTS OF CASH FLOWS
                                                For the Years Ended December 31,
================================================================================

                                                                   1997        1996
                                                                 ----------  ----------

Cash flows from operating activities
  Net income (loss)                                              $(138,578)  $ 103,476
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities
       Depreciation and amortization                                 6,811       1,853
  (Increase) decrease in
     Accounts receivable                                           (72,278)    (13,927)
     Inventory                                                       4,679     (90,207)
     Prepaid expenses                                               30,436     (30,436)
     Other assets                                                      249      (7,228)
  Increase (decrease) in
     Accounts payable                                              128,623     124,816
     Other accrued liabilities                                       5,265      11,325
     Deferred warranty revenue                                       1,000       3,000
                                                                 ---------   ---------

          Net cash provided by (used in) operating activities      (33,793)    102,672
                                                                 ---------   ---------

Cash flows from investing activities
  Purchases of furniture and equipment                             (11,311)    (20,026)
                                                                 ---------   ---------

          Net cash used in investing activities                    (11,311)    (20,026)
                                                                 ---------   ---------

Cash flows from financing activities
  Principal payments in notes payable                              (60,000)          -
  Proceeds from note payable                                        85,644           -
  Member contributions                                                   -     195,000
  Distributions to members                                         (44,969)   (184,272)
                                                                 ---------   ---------

          Net cash provided by (used in) financing activities      (19,325)     10,728
                                                                 ---------   ---------

            Net increase (decrease) in cash                        (64,429)     93,374

Cash, beginning of year                                             96,101       2,727
                                                                 ---------   ---------

Cash, end of year                                                $  31,672   $  96,101
                                                                 =========   =========

Supplemental disclosures of cash flow information
  Interest paid                                                  $  16,676   $   1,075
                                                                 =========   =========
  Income taxes paid                                              $       -   $       -
                                                                 =========   =========

                                                      GLOBAL SOURCING GROUP, LLC
                                                   NOTES TO FINANCIAL STATEMENTS
                                                For the Years Ended December 31,
================================================================================

NOTE 1 - SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

     Organization and Line of Business
     ---------------------------------
     Global Sourcing Group, LLC (the "Company") was formed originally as a California general partnership on November 6, 1995 under the name of Global Sourcing Group. The Company conducts its business under the name of Great Tools Direct. On September 22, 1996, the Company became a limited liability company under the laws of California and changed its name to Global Sourcing Group, LLC. As of December 31, 1997, the Company had a total of seven members.

     The Company is a direct-to-the-consumer marketing company selling cordless drills, drill bits, battery-powered hand tools, and related small tools and parts to consumers both domestically and internationally.

     Estimates
     ---------
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of sales and expenses during the reporting period. Actual results could differ from those estimates.

     Revenue Recognition
     -------------------
     Substantially all sales are made through credit cards and are recorded at the time of shipment. A reserve for anticipated merchandise returns, net of exchanges, is recorded based on the Company's prior returns experience.

     Inventory
     ---------
     Inventory, which consists primarily of merchandise held for sale, is stated at the lower of cost (first-in, first-out method) or market.

     Advertising
     -----------
     The Company expenses the costs of advertisements placed in magazines and other publication media when the advertising takes place. The Company has no direct-response advertising costs which have to be capitalized and amortized over their expected period of future benefits.

     Furniture and Equipment
     -----------------------
     Furniture and equipment are stated at cost and are depreciated or amortized using the straight-line method over the estimated useful lives of the assets as follows:

          Furniture and equipment         5 to 7 years
          Leasehold improvements       18 to 24 months

                                                      GLOBAL SOURCING GROUP, LLC
                                                   NOTES TO FINANCIAL STATEMENTS
                                                For the Years Ended December 31,
================================================================================

NOTE 1 - SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Furniture and Equipment (Continued)
     -----------------------
     Betterments, renewals, and extraordinary repairs that extend the lives of the assets are capitalized; other repairs and maintenance charges are expensed as incurred. The cost and related accumulated depreciation applicable to assets retired are removed from the accounts, and the gain or loss on disposition is recognized in current operations.

     Income Taxes
     ------------
     The Company has elected to be taxed under sections of federal and California income taxes whereby the members separately account for their pro rata share of the Company's items of income, deductions, losses, and credits. The provision for income taxes represents the statutory California franchise tax applicable to limited liability companies.

     Fair Value of Financial Instruments
     -----------------------------------
     The Company measures its financial assets and liabilities in accordance with generally accepted accounting principles. For certain of the Company's financial instruments, including cash, accounts receivable, accounts payable, and other accrued liabilities, the carrying amounts approximate fair value due to their short maturities. The amounts shown for the note payable also approximate fair value because current interest rates and terms offered to the Company for similar debt are substantially the same.

     Concentrations of Credit Risk
     -----------------------------
     Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash and trade receivables. The Company places its cash with high quality financial institutions and at times cash may exceed the FDIC $100,000 insurance limit. Concentrations of credit risk with respect to receivables are limited due to the large number of customers and their dispersion across geographic areas. The Company does not send out a product until the customer's payment is received and verified. The Company has one major supplier which accounted for approximately 90% and 99% of the Company's purchases during the years ended December 31, 1997 and 1996, respectively.

NOTE 2 - ACCOUNTS RECEIVABLE

     Accounts receivable at December 31 consisted of the following:

                                                            1997       1996
                                                          --------    -------
          Amounts due from credit card companies for
            shipped customer orders and trade accounts    $ 18,911    $38,516
          Vendor adjustment credits receivable for
            returned goods                                  91,884          -
                                                          --------    -------

                    Total                                 $110,795    $38,516
                                                          ========    =======

                                                      GLOBAL SOURCING GROUP, LLC
                                                   NOTES TO FINANCIAL STATEMENTS
                                                For the Years Ended December 31,
================================================================================

NOTE 2 - ACCOUNTS RECEIVABLE (Continued)

     The Company considers all receivables to be fully collectible; accordingly, no allowance for doubtful accounts is required.


NOTE 3 - FURNITURE AND EQUIPMENT

     Furniture and equipment at December 31 consisted of the following:

                                                        1997      1996
                                                       -------  --------

     Furniture and equipment                           $27,444   $ 6,645
     Leasehold improvements                              3,892     3,380
                                                       -------   -------

                                                        31,336    20,025
     Less accumulated depreciation and amortization      8,664     1,853
                                                       -------   -------

       Total                                           $22,672   $18,172
                                                       =======   =======


NOTE 4 - NOTES PAYABLE TO RELATED PARTIES

     Notes payable at December 31 consisted of the following:

                                                              1997    1996
                                                             -------  -----

          Short-term unsecured note payable to a member
          of the Company.  The note bears interest at
          12% per annum with no stated due date              $ 5,000  $  0-

          Short-term unsecured note payable to an officer
          and member of the Company for $20,644.
          The note bears interest at 12% per annum
          and will be due on November 30, 1998.               20,644      -
                                                             -------

                    Total                                    $25,644  $   -
                                                             =======  =====



                                                      GLOBAL SOURCING GROUP, LLC
                                                   NOTES TO FINANCIAL STATEMENTS
                                                For the Years Ended December 31,
================================================================================

NOTE 5 - COMMITMENTS

     During the year ended December 31, 1997, the Company entered into an agreement with its major overseas supplier, whereby the Company shares profits in the sale of its products at the rate of 51% to the Company and 49% to its supplier. This supplier is responsible for substantially all of the Company's product requirements.

     The Company conducts its operations in a leased facility located in Thousand Oaks, California. The lease, originally signed on April 1, 1996, is guaranteed by a member of the Company and expires on April 30, 1998. Future minimum rental payments are as follows:

           Year Ending
          December 31,
          ------------

            1998                                         $4,368
                                                         ======

     Rent expense for the years ended December 31, 1997 and 1996 was $21,189 and $8,106, respectively.


NOTE 6 - SUBSEQUENT EVENTS (UNAUDITED)

     Subsequent to April 1998, the Company's operating lease on its primary facility expired. The Company is currently leasing the same facility on a month-to-month basis with required monthly payments of $1,092. The Company does not anticipate relocating its facilities in the near future.

     Global Sourcing Group, LLC was merged into Penrith Acquisition Corporation ("Penrith"), a newly-formed Delaware company, on June 30, 1998. The surviving corporation was renamed Global Sourcing Group, Inc. Penrith was incorporated under the Laws of Delaware on December 16, 1997 with an authorized capitalization of 100,000,000 shares of common stock, par value of $0.0001 per share, and 20,000,000 shares of preferred stock.

                          GLOBAL SOURCING GROUP, INC.
                         Unaudited Financial Statements
                      for Period Ending September 30, 1998

Global Sourcing Group
Balance Sheets
For the Nine Months Ended September 30, 1998
  and Year Ended December 31, 1997
------------------------------------------------

                                                   September 30, 1998   December 31, 1997
                                                   ------------------   -----------------
                                                       (unaudited)
Assets
Current Assets:
  Cash and cash equivalents                            $    6,940          $  31,672
  Credit Card Receivables                                     521
Trade receivables, net of reserve for                           -
    doubtful accounts                                     410,348            110,795
  Inventory on hand                                       738,177            114,335
                                                       ----------          ---------

  Prepaid expenses                                              -
                                                       ----------          ---------
    Total Current Assets                                1,155,986            256,802
                                                       ----------          ---------

Property and equipment, net                                14,952             22,672
Undeposited funds
Other assets                                                4,358              6,979
                                                       ----------          ---------
                                                       $1,175,296          $ 286,453
                                                       ==========          =========

Liabilities And Shareholders' Equity
Current liabilities
  Notes Payable to Related Parties                     $   27,100          $  25,644
  Accounts payable                                        145,044            253,440
  Taxes Payable                                             1,524
  Accrued expenses and other current liabilities           25,575             20,589
                                                       ----------          ---------
    Total current liabilities                             199,244            299,673
                                                       ----------          ---------
Long Term debt                                            949,808

Members' Interest (deficit)                                26,245            (13,220)
                                                       ----------          ---------
                                                       $1,175,296          $ 286,453

Global Sourcing Group
Unaudited Statements of Income
For the Nine Months and Three Months
 Ended September 30, 1998 and 1997
------------------------------------

                                            Nine Months Ended    Nine Months Ended   Three Months Ended  Three Months Ended
                                           September 30, 1998   September 30, 1997   September 30, 1998  September 30, 1997
                                           ------------------   ------------------   ------------------  ------------------

Net Revenue                                       $851,910           $1,410,189             $485,679            $297,866
Cost of Sales                                      540,080              813,903              344,493             170,861
                                                  --------           ----------             --------            --------
         Gross Margin                              311,830              596,285              141,186             127,005

Selling, General, and Administrative               271,822              603,229               74,346             205,670
                                                  --------           ----------             --------            --------
Income from Operations                              40,008               (6,943)              66,840             (78,665)

Other Income (expense)                                (543)             (12,385)                   -              (5,118)
                                                  --------           ----------             --------            --------
Net Income                                        $ 39,465           $ (19,328)             $ 66,840            $(83,784)

Global Sourcing Group
Unaudited Statement of Cash Flows
 For the Nine Months Ended September 30, 1998 and 1997
------------------------------------------------------

                                                                    9 months ended        9 months ended
                                                                   September 30,1998     September 30,1997
                                                                   -----------------     -----------------
 Cash flows from operating activities
     Net Income (loss)                                                  $  39,465            $ (19,328)
       Adjustments to reconcile
          Provided by (used in) operating activities
              Depreciation and Amortization                                 7,721                4,481
       (Increase) decrease in
          Accounts receivable                                            (299,553)              16,335
          Inventory                                                      (623,842)            (162,544)
          Other Assets                                                      2,100                6,544
       Increase (decrease) in
          Accounts payable                                               (108,396)             (74,664)
          Other accrued  liabilities                                       10,511                3,591
          Deferred Warranty Revenue                                        (4,000)              (6,523)
                                                                        ---------            ---------
            Net Cash provided by (used in) operating activities          (975,995)            (231,748)

Cash flows from investing activities
     Purchases of fixed assets                                                  -              (10,868)
                                                                        ---------            ---------
            Net cash used in investing activities                               -              (10,868)

Cash flows from financing activities
     Principal payments on notes payable to related parties               (44,833)
     Proceeds from notes payable to related parties                        46,289              147,041


     Proceeds from long term notes payable                                949,808                    -
                                                                        ---------
           Net cash provided by (used in) financing activities            951,264              147,041
                                                                        ---------            ---------
           Net increase (decrease) in cash                                (24,732)             (95,575)
                                                                        =========            =========

Cash, beginning of period                                                  31,672               96,101

Cash, end of period                                                     $   6,940            $     526
                                                                        =========            =========
                                                                                0                   (0)

No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations may not be relied on as having been authorized by the Company or by any of the Underwriters. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell, or solicitation of any offer to buy, by any person in any jurisdiction in which it is unlawful for any such person to make such offer or solicitation. Neither the delivery of this Prospectus nor any offer, solicitation or sale made hereunder, shall under any circumstances create any implication that the information herein is correct as of any time subsequent to the date of the Prospectus.

                           ------------------------

                               TABLE OF CONTENTS
                                                                            Page
Prospectus Summary..............................................................
Risk Factors....................................................................
The Company.....................................................................
Use of Proceeds.................................................................
Dividend Policy.................................................................
Dilution........................................................................
Business........................................................................
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations.....................................................................
Management......................................................................
Security Ownership of Certain
 Beneficial Owners and Management...............................................
Sales by Selling Securityholders................................................
Description of Securities.......................................................
Plan of Distribution............................................................
Legal Matters...................................................................
Experts.........................................................................
Available Information...........................................................
Index to Financial Statements...................................................

     Until 90 days after the release of the registered securities from the Escrow Account, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligations of dealers to deliver a Prospectus when Acting as underwriters and with respect to their unsold allotments or subscriptions.

                            =======================



                          GLOBAL SOURCING GROUP, INC.

                  2,637,736 Shares of Common Stock to be Sold
                            by the Holders thereof;
                    1,000,000 Warrants and 1,000,000 Shares
                   of Common Stock underlying such Warrants
                      to be Sold by the Holders thereof.



                                  ----------
                                  PROSPECTUS
                                  ----------



                                _________, 1999

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

             ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses in connection with this Registration Statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

   Filing Fee - Securities and Exchange Commission       $  230
   Fees and Expenses of Accountants and Legal Counsel     1,000
   Blue Sky Fees and Expenses                             3,000
   Printing and Engraving Expenses                        3,000
   Miscellaneous Expenses                                 1,500

      Total                                              $8,730
                                                         ======


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company is incorporated in Delaware. Under Section 145 of the General Corporation Law of the State of Delaware, a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any action, suit or proceeding. The Certificate of Incorporation and the By-laws of the Company provide for indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

     The General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware, or (iv) for any
transaction from which the director derived an improper personal benefit.   The
Company's Certificate of Incorporation contains such a provision.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Global Sourcing Group, a California limited liability company was merged into a Delaware Company on June 30, 1998.

     As listed below, the Company issued shares in the limited liability company to the following individuals or entities for the consideration as listed in cash or services. All sales made within the United States or to United States citizens or residents, were made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933.


Date                   Buyer                 Shares    Consideration
---------  -----------------------------    ---------  -------------

6/26/98    First Agate Capital Corporation                   587,500  59
6/26/98    Kessef Investment Corporation    1,012,500            101
6/30/98    Richard Haines                     103,774       $  5,000  *
6/30/98    Rafael Littaua                   4,358,490          5,000  *
6/30/98    Gateway Holdings                 1,037,736        185,000  *

* Consideration paid for shares of Global Sourcing Group, L.L.C. which shares were exchanged for shares of the Company.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)  Exhibits

3.1       Certificate of Incorporation
3.2       By-Laws of the Company

4.1*      Form of Common Stock Certificate
4.2*      Warrant Agreement and form of Warrant

5.1*      Opinion of Cassidy & Associates

10.1*     Joint Venture Agreement with Shanghai Tehao
10.2*     Supply Agreement with Shanghai Hitachi Power Tools
10.3* Credit Extension Agreement between Global Sourcing Group and Gino International-GSG
10.4*     Lease for 587 Ventu Park Road

24.1      Consent of Accountant
24.2*     Consent of Cassidy & Associates (included in Exhibit 5)

27*       Financial Data Schedule
---------------

*    To be filed by Amendment.

(b) The following financial statement schedules are included in this Registration Statement.

          None.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes that:

         (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, Global Sourcing Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Thousand Oaks, California on the 10/th/ day of February, 1999.


                              GLOBAL SOURCING GROUP, INC.


                              By /s/ Rafael Littaua
                                --------------------
                                    Rafael Littaua
                                    President



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                   Title                                  Date
---------                   -----                                  ----


/s/Rafael Littaua           Director, President                    2/10/99
     Rafael Littaua


/s/ Eric Manlunas           Director                               2/10/99
     Eric Manlunas